EXHIBIT 99

                               LEGAL PROCEEDINGS

     On December 7, 1995, Maxxam filed a Petition for Review in the United States Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order, dated December 30, 1988 (the "Order"), of the FSLIC approving the Acquisition, which was consummated on December 31, 1988 and involved substantially all the Bank's initial assets and liabilities. See "The Company -- History". On December 8, 1995, Maxxam filed a Motion to Intervene and a Complaint in Intervention in an action pending in the U.S. District Court for the Southern District of Texas, entitled FEDERAL DEPOSIT INSURANCE CORPORATION V. CHARLES E. HURWITZ, also seeking to set aside the Order. Maxxam contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder. In its brief to the Court of Appeals, Maxxam has asserted that the Court should order the OTS "to award Bank United to Maxxam" and that the Company would bear no harm in that event because it is entitled to full indemnification by the FDIC, as manager of the FRF, pursuant to Section 7(a)(2) of the Assistance Agreement.

     The Company is not a party to either of these proceedings. The Bank has intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. Management believes, after consultation with legal counsel, that the claims of Maxxam are barred by applicable time limits, have no basis for assertion under existing law, and will not have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

     The Bank's operations are subject to various consumer protection statutes and regulations, including, for example, the TILA, the FH Act, the CRA, the ECOA, the HMDA, the RESPA, the EFTA, the Expedited Funds Act, the TISA, and the ADA. See "Regulation -- Consumer Protection Regulations". During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions. Also, there have been numerous individual claims and purported consumer class action claims commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the RESPA and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorneys' fees.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, breach of fiduciary duty, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. The Bank has had asserted against it one putative class action claim under the TILA, one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse impact on the Company's financial condition, results of operation, or liquidity.

     On July 25, 1995, Plaintiffs (the Bank, the Company (including its predecessors) and Hyperion Partners) filed suit against the United States of America in the United States Court of Federal Claims for breach of contract and taking of property without compensation in contravention of the Fifth Amendment of the United States Constitution. The action arose because the passage of FIRREA and the regulations adopted by the OTS pursuant to FIRREA deprived Plaintiffs of their contractual rights.

     In December 1988, the United States, through its agencies, entered into certain agreements with the Plaintiffs that resulted in contractual obligations owed to Plaintiffs. Plaintiffs contend that the obligations were undertaken to induce, and did induce, the Company's acquisition of substantially all of the assets and the secured, deposit, and certain tax liabilities of Old USAT, an insolvent savings and loan association, thereby relieving the FSLIC, an agency of the United States government, of the immense costs and burdens of taking over and managing or liquidating the institution. The FSLIC actively solicited buyers for Old USAT, and in the weeks preceding the acquisition the Company and the FSLIC negotiated the terms of a complex transaction involving some six contractual documents. To accomplish this transaction, the FSLIC and its regulating agency, the FHLBB, which was also an agency of the United States government, were required to undertake to pay certain other amounts of money over time and to count for regulatory purposes certain monies and book entries of the Bank in ways that allowed the Company greater leverage to increase the size of the Bank prudently and profitably. The United States obtained the right to share in this leveraged growth through warrants for stock and through so-called "tax benefit payments" to the United States from the Company and the Bank.

     The lawsuit alleges breaches of the United States' contractual obligations
(i) to abide by a capital forbearance, which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit seeks monetary relief for the breaches by the United States of its contractual obligations to plaintiffs and, in the alternative, seeks just compensation for a taking of property and for a denial of due process under the Fifth Amendment to the United States Constitution.

     There are over 100 similar cases pending in the United States Court of Federal Claims, which has entered summary judgment for the plaintiffs as to liability, but not damages, in three of the cases. The WINSTAR cases were appealed to the United States Court of Appeals for the Federal Circuit, which affirmed the judgment for the plaintiffs following a hearing EN BANC after a three-judge panel had found for the United States. On July 1, 1996, the United States Supreme Court affirmed the EN BANC ruling of the Federal Circuit holding the United States liable for breach of contract and remanded the case for future proceedings on the issue of damages.

     Plaintiffs' lawsuit has been stayed from the outset by a judge of the Court of Federal Claims pending the Supreme Court's decision in the WINSTAR cases. The Company anticipates that the stay will be lifted in the near future, but there is uncertainty about how Plaintiffs' lawsuit and the over 100 similar cases will be judicially managed by the Court of Federal Claims. On July 8, 1996, the Chief Judge of the Court of Federal Claims designated Stephen D. Susman, Esq. of Houston, Texas as "Special Counsel to the Court" to facilitate the adoption of methods for "rationalizing" the litigation. At the Court of Federal Claims status conference held on July 30, 1996, Mr. Susman presented a proposed case management plan and schedule supported by a large number of the plaintiffs in the FIRREA-related cases, including Plaintiffs. Counsel for the United States proposed a different plan, but, while asserting objections to a number of the features of Mr. Susman's plan, expressed a willingness to work with Mr. Susman and a coordinating committee of plaintiffs' counsel on achieving an agreed pretrial order for management of the cases. The Chief Judge of the Court of Federal Claims scheduled another status conference for August 19, 1996 and directed counsel for the United States and the plaintiffs' counsel coordinating committee to report to the Chief Judge by August 15 on their efforts to agree on a proposed case management plan. The Chief Judge also encouraged the FDIC, which has indicated a desire to participate in or take over certain lawsuits (unlike Plaintiffs' lawsuit) involving post-FIRREA failed institutions, to become involved in this process. The Chief Judge indicated that he may enter a case management order at or shortly after the August 19 status conference. It remains unclear how such an order entered by the Chief Judge will affect the future course of Plaintiffs' lawsuit.

     There have been no decisions determining damages in any of the over 100 similar cases pending in the Court of Federal Claims. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

     The Bank is involved in other legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Company.